Titan Global Announces Stock Re-Purchase Agreement with
Laurus Master Fund, Ltd.

Laurus Provides Titan with Option to Buy-Back 1.25 Million Common Shares and Agrees to Limit the Sale of All Remaining TTGL Shares It Owns
DALLAS--(BUSINESS WIRE)--Sept. 13, 2006--Titan Global Holdings, Inc. ("Titan") (OTC BB: TTGL - News) today announced that it reached agreements with Laurus Master Fund, Ltd. ("Laurus") for an option-purchase entitling Titan to buy-back up to 1.25 million of Titan's common shares ("Option") and to limit the sale of all remaining common shares of Titan Laurus owns ("Lock-Up").

Pursuant to the Option, Laurus has agreed to sell to Titan 1.25 million shares of TTGL for total consideration of $1,000, subject to the repayment on or before December 31, 2006, of all outstanding principal and interest amounts owed by Titan to Laurus under its debt facilities. As of September 13, 2006, Titan owed Laurus approximately $6.82 million. Upon exercise of the Option, Titan will cancel these common shares.

On August 12, 2005, upon Titan's acquisition of Oblio Telecom, Inc., Titan issued Laurus 2.5 million shares of its common stock in consideration of its then financing agreements and the cancellation of various warrants previously issued by Titan to Laurus. At that time, Titan had approximately 103 million common shares outstanding. Since that time, Titan has reduced the number of its common shares outstanding by over 50%. As a result, on equitable grounds, Titan requested and Laurus agreed to provide Titan with an option to repurchase 50%, or 1.25 million of their common shares for non-material consideration so long as Titan re-pays all amounts owed to Laurus under its debt facilities prior December 31, 2006.

Pursuant to the Lock-Up, Laurus has agreed not to sell more than twenty percent of the aggregate dollar trading volume during any twenty-two consecutive trading days. Titan paid non-material consideration to Laurus for entering into this agreement.

"Laurus has been a good partner to Titan through both its dark and now bright days. We appreciate the goodwill Laurus has shown us today by virtue of these agreements," stated Bryan Chance, President and CEO of Titan Global Holdings, Inc. "Upon our re-payment of debts owned to Laurus, we will exercise the Option and retire these common shares. Every existing shareholder of Titan will own a larger percentage of our total outstanding shares."

"We are delighted by the support and good faith of Laurus," said David Marks, Chairman of Titan Global Holdings, Inc. "These agreements reflect a milestone in our history. We are now poised to re-finance Laurus and take Titan to the next level."

About Titan Global Holdings, Inc. www.titanglobalholdings.com:

Titan Global Holdings, Inc. (OTCBB: TTGL f\k\a TTGH) is an emerging growth telecommunications and technology company. The company is best known for its Picante and TCC brands marketed through its Oblio Telecom division (www.obliotel.com) which is a market leader in prepaid telecommunications services based in Richardson, Texas. Oblio Telecom provides a broad array of prepaid international calling cards through a distribution network covering an estimated 60,000 retail locations nationwide and in Puerto Rico. The Company is currently strategic partners with two tier one communications providers for its prepaid calling card services and is expanding its capacity to terminate calls internally. Additionally, the Company successfully launched BRAVO Cellular, a prepaid wireless communications division, in its second fiscal quarter of 2006. BRAVO Cellular offers prepaid wireless solutions to a rapidly expanding market segment through a mobile virtual network operator agreement with a tier one communications provider.

The Company also operates Titan PCB, a leading manufacturer of printed circuit boards with facilities in California and Massachusetts. The Massachusetts facility (www.titaneast.com) is 31032 certified by the United States Department of Defense. This facility specializes in military production and rigid flex production. The California facility (www.titanems.com) focuses primarily on innovative prototype, quick-turn and pre-production of high layer count printed circuit boards.

The Company employs more than 200 people in Amesbury, Massachusetts; Fremont, California and Richardson, Texas.

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Safe Harbor Statement Under the Private Securities Litigation Act of 1995 -- With the exception of historical information, the matters discussed in this press release are forward-looking statements that involve a number of risks and uncertainties. The actual future results of TTGL could differ significantly from those statements. Factors that could cause actual results to differ materially include risks and uncertainties such as the inability to finance the company's operations or expansion, inability to hire and retain qualified personnel, changes in the general economic climate, including rising interest rate and unanticipated events such as terrorist activities. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential" or "continue," the negative of such terms, or other comparable terminology. These statements are only predictions. Although we believe that the expectations reflected in the forward-looking statements are reasonable, such statements should not be regarded as a representation by the Company, or any other person, that such forward-looking statements will be achieved. We undertake no duty to update any of the forward-looking statements, whether as a result of new information, future events or otherwise. In light of the foregoing, readers are cautioned not to place undue reliance on such forward-looking statements. For further risk factors see the risk factors associated with our Company, review our SEC filings.

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